Exhibit 10.8

consulting services agreement

Acclime

Acclime Corporate Services Australia Pty Ltd

ACN 150 499 442

Level 7, 330 Collins Street

Melbourne 3000

The CFO Solution HQ Pty Ltd

ACN 054 583 612

Level 3, 62 Lygon Street

Carlton 3053

Client

Genembryomics Ltd

ACN 631 082 418

Suite 6074, Shop 222, 4 Main Street

Point Cook 3030

An agreement for the provision of consulting services to Genembryomics Ltd ACN 631 082 418.

date	1 May 2024

parties

1.

Acclime Corporate Services Australia Pty Ltd ACN 150 499 442 of Level 7, 330 Collins Street, Melbourne Victoria 3000, and, The CFO Solution HQ Pty Ltd ACN 054 583 612 of Level 3, 62 Lygon Street Carlton Victoria 3053 (Acclime).

2.	Genembryomics Ltd ACN 631 082 418 of Suite 6074, Shop 222, 4 Main Street, Point Cook Victoria 3030 (the Client).

recitals

a)	The Client is a private company registered in Victoria, with plans to list on the NASDAQ in the US. The Company's principal activity being whole genome sequencing testing for IVF embryos.

b)	Acclime is a specialist company secretarial, corporate governance and statutory financial reporting service provider to listed public and unlisted public and private companies.

c)

The Client has engaged Acclime to provide company secretarial, corporate governance and statutory financial reporting services and procure that a member/s of the Acclime team acts as Company Secretary and/or CFO on the terms and conditions set out in this agreement.

It is agreed as follows:

1	definitions and interpretation

1.1.	definitions

The following definitions apply unless the context requires otherwise:

Agreement means the agreement between the Client and Acclime relating to the Consulting Services.

Business Day means any day that is not a Saturday or Sunday or a public holiday in Melbourne.

Commencement Date is 1 June 2024.

Confidential Information means all information disclosed by a party under this Agreement relating to the services, business, personnel or commercial activities of the party, including but not restricted to financial and accounting information, client and customer information and programs, concepts, methods, techniques, marketing and commercial strategies, processes, data concepts and know-how, where that information is not generally known to the public and either derives actual or potential economic value from not being generally known, or has a character that the party has a legitimate interest in maintaining its secrecy.

Consulting Services means the provision of services as agreed between Acclime and the Client as detailed in this Agreement.

GST has the same meaning as in the ‘A New Tax System (Goods and Services Tax) Act 1999.’

Officer means, in relation to a corporation, an officer within the meaning of Section 9 of the Corporations Act 2001 (Cth).

1.2.	Interpretation

Headings are used for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise:

a)	The singular includes the plural, and the converse also applies;

b)	A gender includes all genders;

c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning;

d)	A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity;

e)	A reference to a clause, schedule or annexure is a reference to a clause of or schedule or annexure to, this Agreement;

f)

A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document, and includes the recitals, and schedules and annexures to that agreement or document;

g)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form but excludes a communication by electronic mail;

h)

A reference to a party to this Agreement or another agreement or document includes the party’s successors, permitted substitutes and assigns, where applicable, the party’s legal personal representatives;

i)

A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it; and

j)	A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

2	obligations of the client

2.1	access

In order that the Consulting Services may be provided in an efficient manner, the Client will (either itself or via a nominated representative), and at no cost to Acclime:

a)	Provide Acclime with access to appropriate and relevant registers, records and reports of the Client; and

b)	Ensure that officers and personnel of the Client are available to Acclime’s representatives as reasonably required during business hours.

3	obligations of Acclime

3.1	provision of services

Acclime agrees to provide the Consulting Services as set out in Schedule 1 and procure that a member/s of the Acclime team acts as Company Secretary and/or CFO.

3.2	additional services

As agreed with the Client from time to time or as identified as necessary, Acclime agrees to provide additional services to those set out in Schedule 1. In the event additional services are identified as necessary, prior agreement with the Client will be obtained before the services are performed.

3.3	third party services

Acclime will identify to the Client where in the view of Acclime, advice or assistance from third parties, such as lawyers, solicitors or financial advisors, may be desirable in connection with the provision of the Consulting Services. In the event third party services are required, prior agreement with the Client will be obtained before the services of third parties are engaged.

3.4	Funds held on trust

Where the Consulting Services include or require that we receive into, retain in and / or disburse any funds from our trust account, or otherwise hold any funds on trust for you or at your direction, we will use reasonable commercial endeavours to distribute any such funds in accordance with your reasonable written directions within 30 days of receipt of such funds or receipt of your reasonable written disbursement instructions, whichever is later.

4	fees and payment terms

4.1	fees

The fees for the provision of the Consulting Services are as set out in Schedule 2 and will remain in force until the first anniversary of the Commencement Date, unless otherwise amended in accordance with clause 4.2.

4.2	fee review

A review of fees will be completed six months from the Commencement Date of the agreement to ensure that services are in line with Client requirements. The ongoing fee may be adjusted, in agreement with the Client, as a result of the review.

With effect from the first and each subsequent anniversary of the Commencement Date of this agreement, the rates then in force will be increased by the most recent rise in the Consumer Price Index (CPI) prior to the anniversary date in question.

4.3	other expenses

The Client will meet all necessary and reasonable out-of-pocket expenses, including economy class air-fares and accommodation, statutory lodgement fees and incidental administrative costs such as bank charges and international transfer fees, external printing, document binding and courier charges which Acclime or its representatives incur in connection with the provision of the Consulting Services.

4.4	payment terms

Acclime will provide the Client with an invoice at the end of each month, payable within 14 days of the invoice by direct credit to a bank account nominated by Acclime.

4.5	overdue accounts

If the Client fails to pay any amount to Acclime by the due date, the Client must pay interest on that amount at the rate of 2% above the rate fixed under section 2 of the Penalty Interest Rates Act 1983 (Vic) from the time the amount should have been paid until it is paid. Interest accrues daily, may be capitalised by Acclime and is payable on demand.

5	appointment as officer of the client

The parties acknowledge that a member/s of the Acclime team will be appointed as Company Secretary and/or CFO of the Client, and that nominated representatives of Acclime as described in Schedule 3 will assist Acclime in the provision of company secretarial services from time to time.

6	relationship of the parties

Nothing in this Agreement will be taken to constitute or deem Acclime, its employees, contractors or representatives to be an employee of the Client for any purpose.

7	duration and termination

7.1	commencement and duration

This Agreement has effect from the Commencement Date and, subject to clause 7.2, continues unless and until terminated by either the Client or Acclime giving to the other not less than 90 (ninety) days prior written notice.

7.2	summary termination

Either the Client or Acclime (the Terminating Party) is entitled to terminate this Agreement immediately by giving notice to the other (the Defaulting Party) if:

a)	the Defaulting Party commits any irremediable breach of any of the provisions of this Agreement; or

b)

the Defaulting Party commits a material breach that is capable of remedy, and fails to remedy it within 15 Business Days after receipt of a notice from the Terminating Party giving full particulars of the breach and requiring it to be remedied; or

c)

an encumbrancer takes possession of, or a receiver is appointed over any of, the property or assets of the Defaulting Party, or the Defaulting Party makes any voluntary arrangement with its creditors or becomes subject to an administration order, or the Defaulting Party goes into liquidation (except, in each case, for the purposes of amalgamation or reconstruction, on terms previously approved in writing by the Terminating Party, and in such manner that the company resulting there from effectively agrees to be bound by or assume the obligations imposed on the Defaulting Party under this Agreement); or

d)	the Defaulting Party ceases, or threatens to cease, to carry on business.

7.3	termination by Acclime

Acclime may terminate this Agreement effective immediately if:

(a)	Acclime has notified the Client in writing that Acclime is concerned that the Client may be in breach of any regulatory or legal obligations; and

(b)	within 2 business days of receipt of the notice referred to in clause 7.3(a), the Client does not:

(i)	take action satisfactory to Acclime (in its absolute discretion) to remedy the alleged breaches; or

(ii)	produce evidence to the satisfaction of Acclime (in its absolute discretion) which demonstrates that the alleged breaches are incorrect.

7.4	consequences of termination

On termination of this Agreement, Acclime will:

a)	return to the Client all materials and documentation held on behalf of the Client or in relation to the provision of the Consulting Services; and

b)	agree to the resignation from the position of company secretary, or other appointed position, to the Client, of any contractor, employee or representative of Acclime.

8	confidentiality

8.1	duty of confidentiality

Each of the parties agrees to take all reasonable precautions both during and after the termination of this Agreement to keep confidential the Confidential Information which has been disclosed to it by or on behalf of another party and agrees to procure that such information will only be disseminated to their respective employees, agents, permitted sub-contractors or any group company to the extent that it is reasonable for the performance of this Agreement. Each party will ensure that its officers, employees, agents or permitted sub-contractors in receipt of confidential information will be made fully aware of the obligation of confidence relating to it.

8.2	exclusions

Clause 8.1 does not apply to:

a)

information which is subsequently published or otherwise becomes generally available to the public, except in consequence of a wilful or negligent act or omission by or on behalf of a party to this Agreement in contravention of the obligations in clause 8.1; and

b)	information which is made available to the recipient party by a third party who is entitled to divulge such information and who is not under any obligation of confidentiality in respect of it.

8.3	permitted disclosure

Clause 8.1 does not prevent a disclosure which is required by law or which is made for a proper purpose to a public authority, to a court of law in Australia or elsewhere or otherwise in any legal proceeding, to the senior management of a party's parent undertaking, or to the auditors of, or any lawyer or other professional adviser acting for a party.

8.4	action on disclosure

If a party or any of its officers, employees or agents makes a disclosure under this clause, or the senior management of a party become aware of facts indicating that any of its officers, employees or agents has, or may have, disclosed or used information in contravention of this clause, that party must:

a)

immediately serve on the other party a notice specifying the information concerned and the persons to whom it has, or may have, been disclosed or (as the case may be) the use to which it has, or may have been, put; and

b)	promptly provide the other party with any further information which it reasonably requests about that disclosure or use.

9	taxes

To the extent that a party to this Agreement makes a taxable supply in connection with this Agreement for a consideration which under this clause represents the value of that taxable supply then the party liable to pay for the taxable supply must also pay at the same time and in the same manner as the value of the taxable supply is otherwise payable for provided, the amount of any GST payable in respect of the taxable supply. The right of a party to payment shall be subject to a valid tax invoice being delivered at the same time to the party liable to pay for the taxable supply.

10	employees

If a person described in Schedule 3 commences employment with the Client, or a related entity of the Client, during or within twelve months of termination of this Agreement, Acclime may choose to terminate this Agreement (if not already terminated) and the Client agrees to pay Acclime an amount equal to 6 months fees under this agreement. This clause survives termination of this Agreement.

11	indemnity

11.1	indemnity for damages

To the extent permitted by law, the Client indemnifies Acclime, its officers, employees, representatives, contractors and agents against all and any claims, losses, damages, costs, or other amounts (including legal costs) which may be suffered by Acclime, its officers, employees, representatives, contractors or agents, or which may be made by or payable to any person, unless and except where resulting solely from the negligence of, or breach of this Agreement by Acclime.

11.2	indemnity for costs and liabilities

Without limiting the foregoing, the Client agrees to indemnify Acclime, its officers, employees, representatives, contractors and agents against all costs, liabilities and other amounts properly incurred or expended on account of the Client in the course of the performance of the Consulting Services provided for under this Agreement or any additional services performed at the request of the Client under this Agreement.

11.3	limitation of liability

(a)

This clause sets out, and the Client agrees to accept, the limitations which apply to Acclime’s liability to the Client should the Client has any reason to make any claim against Acclime. The limitations and exclusions are accepted and agreed by all parties to be fair and reasonable, having regard to the scope of the Consulting Services, the fees to which we are entitled and the availability and cost of relevant insurances.

(b)	Each limitation on Acclime’s liability in in this clause is subject to all Applicable Laws and will apply to the furthest extent permitted by the Applicable Laws.

(c)

Nothing in this agreement shall exclude or limit (a) either Party’s direct loss for fraud, fraudulent misrepresentation or wilful misconduct; (b) any other direct Loss that cannot as a matter of law be limited or excluded; and (c) your obligation to pay the fees.

(d)

The Client agrees that Acclime’s liability for any and all losses incurred by the Client is limited to the amount of the relevant portion of the fee attributable to the Consulting Services which is connected to the Client’s loss. The Client agrees to release Acclime from any and all claims arising out of or in connection with the performance of the Consulting Services to the extent that Acclime’s liability in respect of such claims would exceed the amount of the fees charged by Acclime in respect of the relevant Consulting Service connected with the Loss.

(e)

Subject to above, no party shall be liable for any loss of goodwill, business, contracts, revenues or profits (whether or not deemed to constitute direct losses) or any consequential, special, indirect, incidental, punitive or exemplary loss, damages or expense.

(f)	The Client may not make a claim against Acclime twelve (12) months after the Client becomes aware or could reasonably have been aware of the event that led to the claim.

11.4	insurance

The Client agrees to take out and maintain a directors and officers insurance policy covering the person appointed under clause 5 in an amount and on appropriate terms and conditions for a prudent company in the Client’s circumstances.

12	privacy

Acclime agrees to comply at all times with the Privacy Act 1988 (Cth), and not to use or disclose personal information about an individual obtained in the course of providing the Consulting Services except as permitted by that Act.

13	notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

a)	must be in writing and signed by the sender or a person duly authorised by the sender;

b)	must be addressed and delivered to the intended recipient at the address or fax number last notified by the intended recipient to the sender after the date of this Agreement; and

c)

will be taken to have been duly given or made at the commencement of business on the next Business Day after the date of posting or in the case of a fax or email shall be deemed to have been served at the time of sending.

14	entire agreement

This Agreement contains the entire agreement between the parties with respect to the Consulting Services and supersedes all earlier conduct and prior agreements and understandings between the parties in connection with the subject matter.

15	assignment

Acclime may assign the benefit and obligations of this Agreement to any purchaser of the business or associated entity of Acclime. The Client cannot assign or deal with or purport to assign or deal with its rights under this Agreement, or create or allow to exist any third party interest over them, without the prior written consent of Acclime. Acclime is not required to give consent or justify the withholding of consent. Any act or omission by the Client in contravention of this clause 15 is ineffective.

16	dispute resolution

In the event of any dispute the Client and Acclime, in the first instance and without waiving any legal rights, agree to:

a)	participate in;

b)	abide by the terms and conditions of; and

c)	co-operate in good faith with,

an independent dispute resolution procedure or mediation implemented by Acclime and the Client.

17	governing law and jurisdiction

This Agreement is governed by the laws of Victoria. Each party submits to the jurisdiction of courts exercising jurisdiction there, and waives any right to claim that those courts are an inconvenient forum.

18	counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

Each attorney executing this Agreement states that he or she has no notice of the revocation or suspension of his or her power of attorney.

19	waiver

A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right. The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right. A waiver is not effective unless it is in writing.

20	severability

If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force.

21	variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the parties.

Executed as a Deed. Signed sealed and delivered by Acclime Corporate Services Australia Pty Ltd ACN 150 499 442 in accordance with section 127 of the Corporations Act:

Signature of director	Signature of director/secretary

Zubair Bangash	Mark Licciardo
Name of director (please print)	Name of director/secretary (please print)

Signed sealed and delivered by The CFO Solution HQ Pty Ltd ACN 054 583 612 in accordance with section 127 of the Corporations Act:

Signature of director	Signature of director/secretary

Zubair Bangash	Phillip Hains
Name of director (please print)	Name of director/secretary (please print)

Signed sealed and delivered by Genembryomics Ltd ACN 631 082 418 in accordance with section 127 of the Corporations Act:

Signature of director	Signature of director/secretary

Paul Viney	Nick Murphy
Name of director (please print)	Name of director/secretary (please print)

Schedule 1 Consulting Services

Acclime will provide the following Consulting Services:

Acclime Corporate Services Australia Pty Ltd

Company Secretarial

1.	Management of 8 Board and 4 Committee meetings:- including preparation of meeting agendas & papers, attendance at meetings and drafting & finalisation of minutes/action items. *

2.	Annual General Meeting (AGM):- including assisting CEO/Chair and office staff in preparation of all notices & documentation relating to the AGM, attendance & minute taking.

3.	Liaison with regulators including Nasdaq, ASIC, ATO, auditors, banks & legal advisers.

4.	Lodgements & Reporting: including assistance and completion of documentation and lodgements regarding statutory notifications with ASIC.

5.	Maintenance of company and subsidiary registers (incl. interests/conflicts register), statutory record keeping and other compliance obligations.

6.	Annual and half-year reports:- i.e. Provide information to complete the Directors Report, draft Corporate Governance Statement and Appendix 4G.

7.	Share Register – general administration and relationship management.

8.	Shareholder communication (enquiries unable to be satisfied by the share registry)

*Note: Based on the assumption that Board and Committee meetings will run for approximately 1.5 hours and 1 hour respectively and further, that Acclime, following the approval of GEN, may from time to time seek legal counsel from the company’s US legal advisors in relation to Nasdaq specific listing rules and other matters.

The CFO Solution HQ Pty Ltd

The fee for services as outlined below are estimated to be 109 days (‘Base Days’) per year (estimated to include 45 days of seasonal reporting)

CFO Services

1.	Attendance of up to 12 Board and 8 Committee meetings:- including preparation of financial documents required for meeting agendas & papers.

Statutory Financial Reporting

1.

SEC Form 20F Annual Report (Incorporating Audit Report);- Completeness review of internally generated trial balances for each entity, consolidation of Trial Balances, engagement with Auditors regarding the report (sampling not included), process includes 4 Drafts of the report.

2.

SEC Form 6K Half Year Report (Incorporating Audit Report):- Completeness review of internally generated trial balances for each entity, consolidation of Trial Balances, engagement with Auditors regarding the report (sampling not included), process includes 3 Drafts of the report.

3.

Not Included: Quarterly Appendix 4C/5B:- Extracting of data from internal accounting software, review and allocation of transactions, compilation of Quarterly 4C/5B report, preliminary draft of quarterly activities report, Audit Committees attendance not expected.

Accounting and Financial Management

1.	Activity Statement Returns (BAS/IAS); Preparation and lodgement of your Activity Statements (Potentially through your Tax Agent)

2.

Fringe Benefits Tax (FBT) Return Preparation; Provide assistance to the company's Tax Agent in the preparation of the annual fringe benefits tax return for the company. Includes ATO related dealings and correspondence.

3.	Income Tax Return; Provide assistance to the company's Tax Agent in the preparation of the annual income tax return for the company. Includes ATO related dealings and correspondence.

4.	Internal Controls / Systems; Implementation and maintenance of quality control, segregation of duties and auditable processes of the activities of the company.

5.

Month End Reports:- Agreed suite of management accounts extracted from software to support analysis of cost centres identified within the internal accounting software. Distribution through the board meeting agenda.

6.	R&D Tax Concession/Grants – work in conjunction with advisor; Assistance to the external consultant in the substantiation and preparation of the R&D Tax concession claim.

7.	Monthly Accounting; Monthly Accounting including compilation of workpapers, accruals, depreciation and amortisation

8.	Insurance; Preparation of documentation required by the company's insurer and/or agent in the annual renew of the insurance policies.

Bookkeeping Services and Payroll Processing

1.

Accounts Payable and Supplier Payments; We’ll use software and our experience to manage suppliers and approvals of invoices. We will then load the payment into online banking and arrange payment authorisation.

2.

Bookkeeping and Bank reconciliation; In order to ensure you have up to date lists of receivables and payables, and up to date financial reporting, we’ll reconcile the bank transactions in your Xero accounting system.

3.

Payroll; Monthly preparation and filing of the company payroll to ATO, providing payslips to employees, paying superannuation, payroll taxes and Workcover. Calculation is based on a stable permanent workforce.

Schedule 2 Fees

Fees of $4,000 (Company Secretarial) and $16,500 (Accounting and Financial Reporting Services) per month, payable within 14 days of invoice date following the month that Consulting Services were performed or provided by Acclime.

In addition, any out-of-pocket expenses, including but not limited to those described in clause 4.3 of this Agreement, incurred in attending to the company’s requirements will be charged separately.

In accordance with clause 3.2 of this Agreement, only after having obtained prior agreement from the Client to perform work beyond the scope outlined in Schedule 1, including but not limited to specific corporate actions and transactions, Acclime will charge at its prevailing hourly rate plus GST or a fixed fee based upon the expected time to complete a task.

In accordance with clause 3.3 of this Agreement, only after having obtained prior agreement from the Client, Acclime may engage third party service providers at the expense of the Client.

All fees quoted are in Australian dollars (excluding GST).

Schedule 3 Nominated Representatives

Any employee, agent and/or representative of Acclime, or its related corporate entities; and/or any employee, agent and/or representative of a service provider appointed by Acclime with respect to the provision of the Services